EXHIBIT 99.1

Alpha and Omega Semiconductor Updates Guidance for First Fiscal Quarter of 2012

SUNNYVALE, Calif., Sept. 30, 2011 (GLOBE NEWSWIRE) -- Alpha and Omega Semiconductor Limited ("AOS") (Nasdaq:AOSL) today updates its guidance for the first fiscal quarter of 2012 ending September 30, 2011. AOS now expects revenue to be $81 million to $83 million for the quarter, compared to previous guidance of $83 million to $87 million. The change in revenue guidance is due to continued softness in end customer demands and declines in average selling prices. Gross margin is now expected to be 24% to 25%, compared to the previous guidance of 26% to 28%. Gross margin is being impacted by lower factory utilization and lower than expected average selling prices. Lower factory utilization is primarily due to the current expectation of inventory reduction at more than twice the rate of the original target of $5 million for the quarter. Our previous guidance for operating expenses remain unchanged, and operating income is now expected to be 3% to 4% of revenue, compared to previous guidance of 5% to 7%.

Additional commentary and information pertaining to this quarter will be available when we report our operating results for the first fiscal quarter of 2012.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, projected revenues, gross margin, and operating income, expectation with respect to demand softness and average selling prices. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production; the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to identify and consummate strategic transactions; the state of semiconductor industry and seasonality of our markets, and other risks as described in our SEC filings. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, it cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

About Alpha and Omega Semiconductor

Alpha and Omega Semiconductor Limited, or AOS is a designer, developer and global supplier of a broad range of power semiconductors, including a wide portfolio of Power MOSFET and Power IC products. AOS seeks to differentiate itself by integrating its expertise in device physics, process technology, design and advanced packaging to optimize product performance and cost, and its product portfolio is designed to meet the ever increasing power efficiency requirements in high volume applications, including portable computers, flat panel TVs, battery packs, smart phones, portable media players, uninterruptible power supplies (UPS), motor control and power supplies. For more information, please visit http://www.aosmd.com/.

CONTACT: Alpha and Omega Semiconductor Limited
         Investor Relations
         Hao Guan
         investors@aosmd.com